Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-277289) on Form S-3 and (Nos. 333-286728, 333-270840, 333-232545, 333-177026, 333-169436 and 333-53774) on Form S-8 of Global Payments Inc. of our report dated March 29, 2024, with respect to the combined financial statements of the Worldpay Business (the Merchant Solutions business of Fidelity National Information Services, Inc.), which report appears in the Form 8-K of Global Payments Inc. dated November 5, 2025.

/s/ KPMG LLP
Jacksonville, Florida
November 5, 2025